EXHIBIT 1.1

URBAN EDGE PROPERTIES
COMMON SHARE PURCHASE AGREEMENT

This Common Share Purchase Agreement (the “Agreement”) is entered into as of August 3, 2017, by and between Urban Edge Properties, a Maryland real estate investment trust (the “Company”), and Cohen & Steers Capital Management, Inc., a New York corporation for and on behalf of those funds and accounts for which it serves as investment manager (the “Purchaser”).
R E C I T A L S
WHEREAS, the Company desires to issue and sell, and Purchaser desires to purchase and acquire, upon the terms and conditions set forth in this Agreement, common shares of beneficial interest in the Company, par value $0.01 per share (“Common Shares”), as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Agreement to Sell and Purchase; Offering.

(a)Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company 6,250,000 Common Shares (the “Shares”). The per share purchase price payable by the Purchaser for the Shares shall be $24.80 (the “Price Per Share”). The aggregate purchase price for the Shares (the “Purchase Price”) shall equal the number of shares to be purchased and sold hereunder multiplied by the Price Per Share.

(b)The offering and sale of the Shares (the “Offering”) is being made pursuant to (i) an effective Registration Statement on Form S-3 (File No. 333-212951), as such Registration Statement may be amended and supplemented from time to time (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”), including the prospectus contained therein dated August 5, 2016 (the “Base Prospectus”); (ii) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act) that have been or will be filed, if required, with the Commission and delivered to the Purchaser on or before the date hereof, containing certain supplemental information regarding the terms of the Offering and the Company; and (iii) a Prospectus Supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Shares and the terms of the Offering that was delivered to the Purchaser and will be filed with the Commission. The Prospectus, together with the documents incorporated by reference therein, are collectively referred to herein as the “Disclosure Package.

2.  Closing, Delivery and Payment. The completion of the purchase and sale of the Shares shall take place at the offices of the Company or by mail or email facilities at 12:00 p.m. (ET) on August 9, 2017 (the “Closing”) or such other place or means as the Company and the Purchaser may agree. At the Closing, subject to the terms and conditions hereof, the Company or its agent shall issue to the Purchaser the Shares, registered in the Purchaser’s or its designee’s name, upon the payment of the Purchase Price with respect to such shares in immediately available funds by wire transfer to an account designated by the Company to the Purchaser. The Shares shall be issued in book-entry form which, regardless of form, will be transferred to the agreed upon broker and will be settled through a central clearing system, and the Company and/or its transfer agent shall provide the Purchaser with customary evidence of the issuance of the Shares.
3.  Representations and Warranties of the Company.
The Company hereby represents and warrants to the Purchaser as of the date hereof as follows:
3.1  Organization, Good Standing and Qualification. The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has full power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified, is authorized to do business and is in good standing as a foreign entity in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions, in the aggregate, in which failure to do so would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.
3.2  Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement for the sale and issuance of the Shares pursuant hereto has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, and other laws affecting creditors’ rights generally and subject further to general principles of equity. At the time of the Closing, the sale of the Shares will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. When issued in compliance with the provisions of this Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens, claims, encumbrances or other restrictions other than restrictions on transfer under this Agreement, the Company’s Declaration of Trust, as amended to date, and under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed or any liens, claims, encumbrances or other restrictions entered into by the Purchaser.
3.3  Compliance With Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the issuance and sale of the Shares pursuant hereto will not (i) materially conflict with, or result in a material breach or violation of, or constitute a material default under, or result in the creation or imposition of any material lien, claim, encumbrance or restriction under, any material contract to which the Company is a party or by or to which it or any of its assets or properties may be bound or subject, (ii) violate, conflict with or result in the breach of any material terms of, or result in the material modification of, any material contract or otherwise give any other contracting party the right to terminate a material contract, or constitute (or with notice or lapse of time would constitute) a material default under any material contract to which the Company is a party or by or to which it or any of its assets or properties may be bound or subject or (iii) result in any violation, or be in conflict with or constitute a default under any term, of the Company’s Declaration of Trust or Bylaws, each as amended to date, which in any such case could reasonably be expected to have a material adverse effect on the Company, its financial condition or results of operation.
4.  Representations and Warranties of the Purchaser.
The Purchaser hereby represents and warrants to the Company as follows:
4.1  Requisite Power and Authority. The Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out the provisions of this Agreement. All action on the Purchaser’s part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. This Agreement, when executed and delivered, will be a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.
4.2 Investment Representations. The Purchaser understands that the Shares are being offered and sold based in part upon the Purchaser’s representations and warranties as follows:
(a) The Purchaser is acquiring the Shares for certain accounts for which it provides discretionary investment management services for investment only, and not with a view towards their distribution within the meaning of the Securities Act.
(b) The Purchaser represents that by reason of its, or of its management’s, business or financial experience, the Purchaser has the capacity to evaluate its investment in the Shares and the transactions contemplated in this Agreement. Nothing in this Agreement, the Prospectus, the Disclosure Package or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares. The Purchaser is not a corporation, trust or partnership specifically formed for the purpose of consummating these transactions.
(c) As of the date hereof, the Purchaser beneficially owns fewer than 5,000,000 Common Shares and the Purchaser does not hold or beneficially own any securities of the Company other than Common Shares.
(d) The Purchaser has delivered a completed and executed IRS Form W-9 or applicable IRS Form W-8 and will complete, execute and deliver such additional documentation related to tax withholding or tax filings as the Company may request from time to time. The Purchaser confirms that such IRS Form W-9 or applicable IRS Form W-8 is true, correct and complete in all respects.

(e) The amounts to be paid by the Purchaser to the Company in respect of the Purchase Price are not, and will not be, directly, or to the Purchaser’s knowledge indirectly, derived from activities that may contravene federal, state or foreign laws and regulations, including anti money laundering and terrorist financing laws and regulations, and, to the best of the Purchaser’s knowledge, neither (a) the Purchaser, nor (b) any person or entity for which the Purchaser is acting as agent or nominee in connection with this Agreement is located in a country or territory, or is an individual or entity named on any list administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), nor is any such person or entity prohibited (nor will they be prohibited) from investing in the Company under any OFAC administered sanctions or embargo programs. The Company reserves the right to request such information as is necessary to verify the identity of the Purchaser or any individual or entity having signatory or other similar authority over the Purchaser with respect to this Agreement and the transactions contemplated hereby, and may seek to verify such identity and the source of funds for the Purchase Price.
(f) Since the time of the initial conversation between the Company and the Purchaser regarding the Offering, the Purchaser has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Purchaser, disclosed any information regarding the Offering to any third parties (other than its legal, accounting and other advisors) or engaged in any transactions in the securities of the Company (including, without limitations, any short sales (as defined in Rule 200(a) of Regulation SHO) involving the Company’s securities). The Purchaser covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including short sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.
5. Public Announcements. Except as may be required by applicable law, prior to the public announcement by the Company of this Agreement or the purchase of the Shares contemplated hereby, the Purchaser shall not make any public announcements or otherwise communicate with any news media with respect to this Agreement or the purchase of the Shares contemplated hereby, without prior consultation with the Company as to the timing and contents of any such announcement or communications.
6. Listing of Shares. The Company hereby agrees to cause the Shares that are acquired pursuant to this Agreement to be listed on the New York Stock Exchange or such other exchange on which the Common Shares are then listed.
7.     Conditions of Closing of the Company. The obligation of the Company to consummate the purchase and sale of the Shares to the Purchaser is subject to the fulfillment to the Company’s reasonable satisfaction (or waiver by the Company) on or prior to the Closing of each of the following conditions:
(a) Each representation and warranty made by the Purchaser in Section 4 above shall be true and correct as of the Closing as though made as of the Closing. By accepting the Shares to be issued to the Purchaser and delivering the Purchase Price therefor, the Purchaser shall be deemed to have reaffirmed such representations and warranties as of the Closing.
(b) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the Closing shall have been performed or complied with by it in all respects.
(c) No stop order suspending the effectiveness of the Registration Statement or any part thereof, or preventing or suspending the use of the Base Prospectus or the Prospectus or any part thereof, shall have been issued and no proceedings for that purpose or pursuant to Section 8A under the Securities Act, shall have been initiated or threatened by the Commission.

8.  Conditions of Closing of the Purchaser. The obligations of the Purchaser to consummate the purchase and sale of the Shares is subject to the fulfillment to the Purchaser’s reasonable satisfaction (or waiver by the Purchaser) on or prior to the Closing of each of the following conditions:
(a) Each representation and warranty made by the Company in Section 3 above shall be true and correct as of the Closing as though made as of the Closing. By delivering the Shares to be issued to the Purchaser for the accounts which it manages and accepting the Purchase Price therefor, the Company shall be deemed to have reaffirmed such representations and warranties as of the Closing.
(b) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing to the extent they relate to the Purchaser and the Shares shall have been performed or complied with by it in all respects.
(c) No stop order suspending the effectiveness of the Registration Statement or any part thereof, or preventing or suspending the use of the Base Prospectus or the Prospectus or any part thereof, shall have been issued and no proceedings for that purpose or pursuant to Section 8A under the Securities Act, shall have been initiated or threatened by the Commission.

9.  Miscellaneous.

9.1  Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to the principles of conflict of laws thereof that would cause the laws of another jurisdiction to apply.
9.2  Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument, except as expressly provided otherwise in such certificate or instrument.
9.3  Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned, sold, transferred, pledged, hypothecated or otherwise disposed. This Agreement shall be binding upon and inure to the benefit of the Company, the Purchaser and their respective successors and permitted assigns.
9.4  Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to maintain as nearly as practicable the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
9.5  Amendment and Waiver.
(a) Any amendment of this Agreement shall only be binding upon the parties hereto executing such amendment.
(b) The obligations of the Company and the Purchaser under this Agreement may be waived only with the written consent of the parties hereto to whom such obligations are owed.
(c) Except to the extent provided in this Section 9.5, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated, except by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
9.6  Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received (a) upon personal delivery, (b) on the fifth day following mailing sent by registered or certified mail, return receipt requested, postage prepaid, (c) upon confirmed delivery by means of a nationally recognized overnight courier service or (d) upon confirmed transmission of facsimile addressed: (i) if to the Purchaser, at the Purchaser’s address as set forth on the signature page hereto, or at such other address as the Purchaser shall have furnished to the Company in writing or (ii) if to the Company, at its address as set forth on the signature page hereto, or at such other address as the Company shall have furnished to the Purchaser in writing.
9.7  Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, including, without limitation, any state or federal registration fees with respect to registration or qualification of the Offering under federal or state securities laws, the fees and expenses of any transfer agent or registrar for the Shares, any stamp duties, capital duties and share transfer taxes, if any, payable upon the sale of the Shares to the Purchaser and the fees and expenses associated with the listing of the Shares on the New York Stock Exchange, and the Purchaser shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.
9.8  Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
9.9  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument and which may be delivered by telecopy or email.
9.10  Broker’s Fees. Each party hereto agrees that they will each pay one half of the broker’s commission in connection with the transaction contemplated herein, not to exceed $125,000 in the aggregate ($62,500 per party).
9.11  Subsequent, Consents, Permits and Waivers. The Company shall obtain promptly after any Closing all authorizations, approvals, consents, permits and waivers that are necessary or applicable for consummation of the transactions contemplated by this Agreement and that were not obtained prior to such Closing because they may be properly obtained subsequent to such Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Company:

Date: August 3, 2017	By:	Urban Edge Properties

	By:	/s/ Mark Langer
Mark Langer, Executive Vice President and Chief Financial Officer

Address:
888 Seventh Avenue
New York, New York 10019

Purchaser:

Date: August 3, 2017		Cohen & Steers Capital Management, Inc.

	By:	/s/ Francis C. Poli
Francis C. Poli, Executive Vice President and General Counsel

Address:
280 Park Avenue, 10th Floor
New York, New York 10017